Exhibit 99.1
MDU Resources to Pursue Tax-Advantaged Separation of Construction Services Business

BISMARCK, N.D. — July 10, 2023 — Upon completing MDU Resources Group, Inc.’s (NYSE: MDU) previously announced strategic review of its wholly owned construction services business, MDU Construction Services Group Inc., the MDU Resources board of directors has determined that it will pursue a potential tax-advantaged separation of the construction services business from MDU Resources.

The board said a tax-advantaged separation of the construction services business supports MDU Resources’ goal of enhancing value for stockholders by becoming a pure-play regulated energy delivery company, an objective MDU Resources first announced in late 2022.

“After an extensive strategic review, the board decided our best path forward to optimize value for stockholders is a potential tax-advantaged separation of MDU Construction Services Group. This decision reflects the strong financial performance of this business and long-term growth opportunities tied to continued electrification of the economy, as well the tax basis of the business and current market conditions,” said David L. Goodin, president and CEO of MDU Resources. “We are focused on determining the best method and timeline to effect a separation.”

MDU Construction Services Group has experienced record-breaking performance in recent years, with record revenue of $2.7 billion in 2022 and a record backlog of $2.13 billion of work at Dec. 31. For 2023, MDU Resources most recently reported it expects revenue from its construction services business of $2.8 billion to $3.0 billion, with margins slightly higher compared to 2022, and earnings before interest, taxes, depreciation and amortization (EBITDA) in the range of $200 million to $225 million.

MDU Resources also said it expects additional project opportunities to result from the federal Infrastructure Investment and Jobs Act and the energy transition underway in the U.S.

MDU Resources announced on June 1 that it had completed a spinoff of its wholly owned construction materials subsidiary, Knife River Corporation, into a stand-alone, publicly traded company.

“MDU Resources’ recent spinoff of Knife River Corporation demonstrates our ability to execute on strategic commitments that enhance shareholder value,” Goodin said. “Our company got its start in 1924, nearly 100 years ago, as a pure-play energy delivery business, and we expect these strategic transactions will create long-term value for stockholders while bringing our focus back to our core business of serving communities and customers who depend on reliable, affordable and sustainable energy.”

MDU Resources plans to invest $2.5 billion into capital projects at its regulated energy delivery businesses over the next five years, with utility rate base expected to grow 6-7% on a compounded

Exhibit 99.1
annual basis over the same period. It also anticipates electric and natural gas utility customer growth of 1-2% annually.

MDU Resources’ management will discuss strategic and operational updates, including the potential tax-advantaged separation of the construction services business, during a webcast in early August in conjunction with the release of MDU Resources’ second quarter financial results. MDU Resources also will host an investor day later this year at the New York Stock Exchange. Additional information about these events will be available at www.mdu.com when finalized.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 and the S&P High-Yield Dividend Aristocrats indices, provides essential products and services through its regulated energy delivery and construction services businesses. For more information about MDU Resources, visit www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

About MDU Construction Services Group
MDU Construction Services Group, Inc. provides a full spectrum of construction services through its electrical and mechanical and transmission and distribution specialty contracting services across the United States. These specialty contracting services are provided to utility, manufacturing, transportation, commercial, industrial, institutional, renewable and governmental customers. Its electrical and mechanical contracting services include construction and maintenance of electrical and communication wiring and infrastructure, fire suppression systems, and mechanical piping and services. Its transmission and distribution contracting services include construction and maintenance of overhead and underground electrical, gas and communication infrastructure, as well as manufacturing and distribution of transmission line construction equipment and tools. For more information about MDU Construction Services Group, visit www.mducsg.com.

Advisors
J.P. Morgan Securities LLC and PJT Partners are serving as financial advisors. Wachtell, Lipton, Rosen & Katz is serving as legal advisor.

Forward-Looking Statements
The information in this release includes certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements contained in this release, including, but not limited to, statements about the expected future performance of MDU Resources or MDU Construction Services Group, the planned separation of MDU Construction Services Group, the future state of MDU Resources, and optimization of stockholder value, are expressed in good faith and are believed by MDU Resources to have a reasonable basis. Nonetheless, actual results may differ materially from the projected results expressed in the forward-looking statements. There can be no assurance of the ultimate timing of the separation of MDU Construction Services Group or that the separation will be completed. For a discussion of important factors that could cause actual results to differ materially from those expressed in the forward-looking statements, refer to Item 1A-Risk Factors in MDU Resources' most recent Form 10-K and 10-Q.

EBITDA is a Non-GAAP Financial Metric
MDU Resources references EBITDA in this news release. EBITDA is a non-GAAP financial metric and should not be construed as an alternative to earnings, operating income or operating cash flows. The company defines EBITDA as net income (loss) attributable to the operating segment before interest; taxes; and depreciation, depletion and amortization. MDU Resources believes this non-GAAP financial

Exhibit 99.1
measure provides meaningful information to investors about operational efficiency compared to the operating segment’s peers by excluding the impacts of differences in tax jurisdictions and structures, debt levels, and capital investment. Non-GAAP financial measures are not standardized; therefore, it may not be possible to compare such financial measures with other companies' non-GAAP financial measures having the same or similar names. The presentation of this information is not meant to be considered a substitution for financial measures prepared in accordance with GAAP. The company strongly encourages investors to review MDU Resources’ consolidated financial statements in their entirety and to not rely on any single financial measure.

EBITDA Guidance Reconciliation for 2023 as of May 4, 2023
	Construction Services
	Low	High
	(In millions)
Net income	$ 120.	$ 140.
Adjustments:
Interest expense	15.0	15.0
Income taxes	40.0	45.0
Depreciation, depletion and amortization	25.0	25.0
EBITDA	$ 200.	$ 225.

Media Contact: Laura Lueder, manager of communications and public relations, 701-530-1095
Investor Contact: Brent Miller, assistant treasurer, 701-530-1730